Exhibit 99.1

VOLCANO CORPORATION ANNOUNCES $200 MILLION
SHARE REPURCHASE AUTHORIZATION

$100 Million To Be Executed via Accelerated Share Repurchase Program

SAN DIEGO, CA - December 2, 2013 - Volcano Corporation (NASDAQ: VOLC), a leading developer and manufacturer of precision guided therapy tools designed to enhance the diagnosis and treatment of coronary and peripheral vascular disease, today announced that its Board of Directors has authorized a $200 million share repurchase program. The Company intends to fund share repurchases with cash on hand.

As part of the program, Volcano will enter into a $100 million Accelerated Share Repurchase (“ASR”) with J.P. Morgan Securities LLC (“JPMorgan”), as agent for JPMorgan Chase Bank, National Association, London Branch. Under the ASR agreement, Volcano will pay $100 million to JPMorgan and will receive from JPMorgan an initial delivery of 3,557,137 shares of Volcano’s common stock. The final number of shares to be repurchased by Volcano under the agreement will be determined at the completion of the ASR program and will be based generally on the daily volume-weighted average share price of the Company’s common stock during a period of up to approximately four months, less an agreed-to discount. At settlement, the Company may receive additional shares of common stock from JPMorgan or, under certain circumstances, may be required to deliver shares of common stock or remit a settlement amount in cash, at the Company’s option, to JPMorgan upon completion of the program. All common shares repurchased under the ASR program will be retired.

“The Board of Directors believes this repurchase authorization and accelerated share repurchase program underscores our confidence in Volcano’s prospects and long-term outlook,” said Scott Huennekens, President and Chief Executive Officer of Volcano Corporation. “Volcano’s strong balance sheet provides us with the financial flexibility to return capital to shareholders at an accelerated rate while continuing to invest in our business and maintaining our ability to capitalize on external growth opportunities. We will continue to be disciplined with respect to the allocation of capital and we are confident that we are taking the right steps to grow the Company and create value for all Volcano shareholders.”

Mr. Huennekens continued, “As we implement our recently announced strategic reprioritization initiative, we believe Volcano possesses a strong platform for long-term growth, including intravascular imaging in the peripherals, expansion of our iFR® offering in Europe and Japan-as well as its anticipated U.S. roll out in the second half of 2014-and the full market launches of our Crux® IVC filter, Verrata® FM wire, PioneerPlus™ re-entry catheter and Sync-Rx technology.”

The Company expects that additional purchases under the remaining $100 million of the share repurchase authorization will be made in the open market. Any open market share repurchases would be made at prevailing market prices using existing resources. Under the authorization, the Company also retains the right to make repurchases in block or privately negotiated transactions. While Volcano expects to take advantage of market conditions, the timing and extent of any repurchases are subject to the trading price of the Company’s shares and other factors including restrictions relating to volume, price and timing under applicable law. The repurchase program may be modified, suspended or terminated at any time by the Company without notice.

About Volcano Corporation

Volcano Corporation (Nasdaq: VOLC) is revolutionizing the medical device industry with a broad suite of technologies that make imaging and therapy simpler, more informative and less invasive. Our products empower physicians around the world with a new generation of analytical tools that deliver more meaningful information-using light and sound as the guiding elements. Founded in cardiovascular care and expanding into other specialties, Volcano is changing the assumption about what is possible in improving patient outcomes by combining imaging and therapy together. For more information, visit the company's website at www.volcanocorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered "forward-looking statements." These statements include statements regarding the aggregate amount of the Company’s common stock that will be repurchased in the ASR and the share repurchase program, the timing for any purchases under the program, the manner in which purchases under the program will be conducted, and the price of shares purchased under the program, the Company’s ability to create value for its stockholders, the Company’s growth, prospects and long-term outlook, the Company’s capital allocation strategy and ability to capitalize on external growth opportunities, the Company’s product and technology platform, expansion of its product offerings and timing for roll-out or launch of its products, and the potential benefits of the Company’s products and technologies. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that may cause Volcano's results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ include market conditions affecting the trading price and volume of the Company’s common stock; unanticipated cash needs experienced by the Company; the Company’s decisions with respect to its capital allocation strategy; the pace and extent of market adoption of the Company's products and technologies; unexpected clinical trial results, including unexpected new clinical data and unexpected additional analysis of existing clinical data; unexpected regulatory actions or delays or government regulation generally; the Company's ability to obtain or maintain patent or other proprietary intellectual property protection; competition in general; government, industry and general public pricing pressures; unexpected manufacturing issues; growth strategies; timing and achievement of product development milestones; outcome of ongoing litigation; the impact and benefits of market development; product introductions, including delays; unexpected new data, safety and technical issues; market conditions affecting the Company’s products and technologies; and other risks inherent to medical device development and commercialization. These and additional risks and uncertainties are more fully described in Volcano's filings made with the Securities and Exchange Commission, including our recent quarterly report on Form 10-Q. Undue reliance should not be placed on forward-looking statements which speak only as of the date they are made. Volcano undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contacts
John Dahldorf
Chief Financial Officer
Volcano Corporation
(858) 720-4020

or

Neal Rosen
(650) 458-3014